Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces No Trust Income for December 2009

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS RELEASE

For Immediate Release

Austin, Texas December 23, 2009 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of December 2009 for Unitholders of record on December 31, 2009.

The Trust will receive $24,489 in Royalty income from the Working Interest Owner for the month of December 2009. On December 18, 2008, the Working Interest Owner informed the Trustee that there is no longer a deficit balance due for abandonment accrual for amounts expended and for projected future abandonment expenses for the properties in which the Trust has an interest. No Royalty income will be distributed to Unitholders until JPMorgan Chase Bank, N.A., in its capacity as Trustee (the “Trustee”), recoups Trust expenses being paid from the reserve that the Trustee has established for anticipated future expenses. As of December 31, 2009, approximately $5.3 million will be withheld by the Trustee from future Royalty income before Trust distributions to the Unitholders will resume. On December 3, 2007, the Trust entered into an Amended and Restated Promissory Note with JPMorgan Chase Bank, N.A. as lender (the “Lender”), which amended the Demand Promissory Note (the “Demand Note”) dated September 28, 2007, relating to demand loans that may be advanced by the Lender from time to time in the principal amount of up to $3 million. On August 25, 2008, the Trustee executed an amended and restated Demand Note that among other things increased the aggregate principal amount available for borrowing to $4 million. On January 28, 2009, the Trustee executed an amended and restated Demand Note that among other things increased the aggregate principal amount available for borrowing to $5 million. The demand loans bear interest at the prime rate plus 2%, provided such rate shall in no event exceed the maximum legal rate of interest permitted by applicable law. As of July 24, 2009, approximately $5,000,000 had been advanced to the Trustee for Trust expenses under this Demand Note. Subsequent to October 29, 2009, JPMorgan has not advanced any additional monies to the Trust under this Demand Note. Amounts outstanding under this Demand Note will be cancelled pursuant to the terms of a settlement agreement conditioned upon the trial court’s underlying judgement becoming final and non-appealable on or about February 1, 2010.

In addition to amounts outstanding under the Demand Note, approximately $600,000 has been advanced by JPMorgan to the Trustee for Trust expenses incurred subsequent to April 27, 2009 relating to the administration of the Trust.

On November 11, 2009, final bids were received in a public auction for the West Delta 61 property.  The West Delta 61 property was sold to the highest bidder, Emerald Energy, for a purchase price of $700,000.  The sale of this asset was completed effective December 1, 2009 and the Trust received net proceeds (after deducting commissions and expenses) of approximately $654,660.  This asset has been sold in connection with the ongoing termination and liquidation of the Trust.

At the time the Trustee received the approximate $654,660 net sales proceeds, the Trust had outstanding expenses of approximately $332,500. Administrative expenses totaling $358,130 were paid after the receipt of the $654,660 leaving a cash balance of approximately $296,531 and outstanding expenses of approximately $101,799 and $600,000 advanced by JPMorgan on December 23, 2009.  The Trust expects to pay any unpaid expenses and amounts advanced by JPMorgan with settlement proceeds once released to the Trustee from escrow.

The extent of future distributions will continue to be dependent on the receipt of proceeds from the sale of Royalty property and settlement proceeds, accruals for future abandonment costs, and the timing and extent of other expenditures.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701